Exhibit 10.11

June 28, 2005

Dear Officer:

As you know, we are very close to completing the formal bid process in connection with the proposed transaction involving the Cendant Marketing Services Division (“Cendant MSD”). We have had an extremely robust process up to this point. We are pleased to notify you, at this time, that Cendant has carefully considered your individual contribution and in consideration for you continuing your efforts to consummate the transaction, Cendant has decided to increase the amount of the bonus payable to you (and to equalize the amount of the bonus payable to you in the event of different types of transactions) pursuant to the incentive bonus program for designated officers of Cendant MSD. Now, subject to and upon the closing of a qualifying transaction, whether a Financial Transaction, Strategic Transaction or Change of Control (each, as defined the letter agreement, dated January 10, 2005, between Cendant MSD and you (the “Bonus Agreement”)), your amended bonus payment or equity value, as appropriate, (superseding the amount set forth in the Bonus Agreement) will equal $[    (1)    ]. Any such bonus is subject to, and will be paid to you in accordance with, the terms and conditions of the Bonus Agreement (as modified hereby). Accordingly, (1) in the case of Sale (as defined in the Bonus Agreement), you will receive $[    (2)    ] within 30 days of the closing date of the transaction and $[    (3)    ] upon the one year anniversary of the transaction closing date and (2) in the case of a Change of Control, an equity grant as described in the Bonus Agreement would be made as soon as practicable. All provisions of the Bonus Agreement not specifically modified by this letter shall remain in full force and effect as originally drafted.

In addition, at the sole discretion of Cendant, the amount of the bonus payable to you may be increased further if the net proceeds from the transaction involving Cendant MSD exceeds $2.3 billion.

On behalf of myself and the rest of Cendant’s senior management team, thank you for your continued focus and performance.

Good luck and best regards,

/s/ Thomas D. Christopoul
Thomas D. Christopoul
Chairman
Cendant Marketing Services Division
cc: Mary C. Rusterholz

[See Annex A]

ANNEX A

Officer	(1)	(2)	(3)
Nathaniel Lipman	$5,100,000	$2,550,000	$2,550,000
Todd Siegel	$2,300,000	$1,150,000	$1,150,000
Michael Raucher	$1,000,000	$500,000	$500,000
Thomas Rusin	$1,450,000	$725,000	$725,000